Exhibit 99.1

PRESS RELEASE

Contact:	Bill Foust	Torben Wetche

	770-569-4203	770-569-4277

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. ANNOUNCES
SENIOR MANAGEMENT CHANGES:  CHIEF OPERATING OFFICER AND
PRESIDENT, THE AMERICAS

Alpharetta, GA, December 1, 2008.  Following the November 11th announcement of the retirement of Wayne H. Deitrich, Chairman of the Board and Chief Executive Officer on December 31, 2008 and  Frederic Villoutreix named his successor on January 1, 2009, Schweitzer-Mauduit International, Inc., (NYSE: SWM) today announced these additional senior management changes also effective January 1, 2009:

Otto R. Herbst, President, the Americas, will become Chief Operating Officer reporting to Frederic Villoutreix, Chairman of the Board and Chief Executive Officer.  Mr. Herbst, age 49, has been President, the Americas since August, 2006.  He joined SWM in April, 1999 as President, Brazilian Operations.

Replacing Mr. Herbst as President, the Americas, will be Mr. Wilfred A. Martinez.   Mr. Martinez, age 55, was previously with Laticrete International, Inc., a world leader of tile and stone installation systems, where he worked from 1996 to 2008.  He held key senior management positions including Senior Vice-President, Operations (worldwide), President, International Division and most recently Corporate Executive Vice-President and Chief Strategy Officer.  Prior to that (1995-1996), he was General Manager, Monolithic Refractories, for Harbison-Walker Refractories, Inc., a leading global manufacturer of high temperature refractory products and from 1979 to 1995 he worked for Minteq International, Inc., a technology based multi-national sales and manufacturing refractory company, in many key positions including Director, Research and Development, Vice-President, Technology and Vice-President, International Operations.

Mr. Martinez holds B.S., M.S. and PhD. degrees in Ceramic Engineering from Rutgers University.

Mr. Villoutreix, Chief Operating Officer, commented that, “Otto has led the growth and development of the Americas by combining the Brazilian and U.S. Business Units over the last two years and has earned his promotion to Chief Operating Officer.  Also, SWM is fortunate to be able to attract a General Manager of Will’s demonstrated background and experience.  Both will be working through an orderly transition over the next month.”

Schweitzer-Mauduit International, Inc. is a diversified producer of premium specialty papers and the world’s largest supplier of fine papers to the tobacco industry.  It also manufactures specialty papers for use in other applications.  Schweitzer-Mauduit and its subsidiaries conduct business in over 90 countries and employ 3,200 people worldwide with operations in the United States, France, Brazil, the Philippines, Indonesia, Canada and a joint venture in China.  For further information please visit the Company’s Web site at www.schweitzer-mauduit.com.

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